Exhibit 99.1

Press Release

Contact:

Monique Greer

720-540-5268

mgreer@allos.com

Allos Therapeutics Reports Updated Data from Pivotol Phase 2 PROPEL
Study of Pralatrexate at 45th ASCO Annual Meeting

— Results Demonstrate the Potential of Pralatrexate to Treat Relapsed or Refractory
 Peripheral T-cell Lymphoma —

ORLANDO, Fla., May 30, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported updated data from the Company’s pivotal Phase 2 PROPEL study of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). The overall response rate for pralatrexate as evaluated by central independent oncology review using International Workshop Criteria (IWC) was 28% (30 of 109 evaluable patients) with a median duration of response of 9.4 months, or 287 days. Of the 30 patients who responded to pralatraxate, 21 patients (70%) did so after cycle one of therapy. Median overall survival was 14.7 months, with 57% of responders surviving 12 months or more. The most common Grade 3/4 adverse events were thrombocytopenia, mucositis, neutropenia, and anemia, which were manageable.

“The overall response rate and duration of response continue to be very encouraging in these very heavily pretreated patients with peripheral T-cell lymphoma,” said Owen O’Connor, M.D., director of the Lymphoid Development and Malignancy Program and chief of the Lymphoma Service at the Herbert Irving Comprehensive Cancer Center at New York-Presbyterian Hospital/Columbia University Medical Center and principal investigator of the PROPEL study. “PTCL is a type of lymphoma that typically has a worse prognosis compared to B-cell lymphoma, and is generally less responsive to traditional combination chemotherapy regimens. To my knowledge, the PROPEL study is the largest prospective study of its type ever conducted in patients with relapsed or refractory PTCL. Based on these promising data from the PROPEL study, I believe, if approved, pralatrexate has the potential to play a clinically meaningful role in the treatment of patients with relapsed or refractory PTCL.”

The Company recently announced that the U.S. Food and Drug Administration (FDA) accepted its New Drug Application (NDA) for pralatrexate for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA. (See Allos press release dated May 26, 2009).

PROPEL Study Results

The results presented at the 45th American Society of Clinical Oncology (ASCO) Annual Meeting in a poster titled “PROPEL: Results of the Pivotal, Multi-center, Phase 2 Study of Pralatrexate in Patients with Relapsed or Refractory Peripheral T-cell Lymphoma (PTCL)” are as follows:

Best Response by Independent Central Review	N = 109
Overall response rate (CR+CRu+PR):	30 (28%)
Complete response/Complete response unconfirmed (CR/CRu)	10 (9%)
Partial response (PR)	20 (18%)
Stable disease (SD)	23 (21%)
Median duration of response	9.4 months (287 days)
Mean duration of treatment for all responders	234 days
Disease control rate (CR+CRu+PR+SD)	49%
Median overall survival	14.7 months

Median duration of response was 9.4 months, with 7 responses exceeding 300 days, demonstrating the durability of response to pralatrexate therapy. In addition, 4 responding patients went on to definitive therapy with stem cell transplant. Notably, 17 of 69 patients who did not have evidence of response to their last prior treatment and 5 of 26 who did not have evidence of response to any prior treatments, responded to pralatrexate. PROPEL patients received a median of 3 prior systemic treatment regimens (range of 1-12), including 18 patients who had previously undergone an autologous stem cell transplant. Responses were also assessed by the PROPEL investigators, who determined that 42 of 109 evaluable patients, or 39%, achieved a response. Of these, 19 patients had a CR/CRu, 23 patients had a PR and 22 patients had stable disease.

The most common grade 3/4 adverse events were thrombocytopenia, which was observed in 32% of patients; mucositis in 22% of patients; neutropenia in 20% of patients; and anemia in 17% of patients. Twenty-six patients discontinued pralatrexate due to adverse events, most frequently mucositis (6%) or thrombocytopenia (5%).

“PTCL is an extremely challenging disease, and one for which there are currently no FDA-approved therapies,” commented Pablo J. Cagnoni, chief medical officer of Allos Therapeutics, Inc. “The data from the PROPEL study suggest that pralatrexate may be an effective treatment option for patients with relapsed or refractory PTCL, including those with disease that has been unresponsive to prior therapy. Our NDA for this patient population has been accepted for priority review and we look forward to working with the FDA through the review process to bring this product to market.”

PROPEL Study Design and Endpoints

PROPEL is a pivotal Phase 2 international, multi-center, open-label, single-arm study evaluating pralatrexate for the treatment of patients with relapsed or refractory PTCL. PROPEL enrolled a total of 115 patients, 109 of whom are considered evaluable for response according to the study protocol. To be eligible for the study, patients’ disease must have progressed after at least one prior treatment.

Patients were considered evaluable if they received at least one dose of pralatrexate and their diagnosis of PTCL was confirmed by independent pathology review. Patients received 30 mg/m2 of pralatrexate intravenously once every week for six weeks followed by one week of rest per cycle of treatment. Patients also received vitamin B12 and folic acid supplementation. The primary endpoint of the study is objective response rate, as assessed by central independent oncology review using IWC. Duration of response is the key secondary endpoint. Overall survival, progression free survival and safety and tolerability were also assessed.

The PROPEL study was conducted under an agreement reached with the FDA under its Special Protocol Assessment, or SPA, process. The SPA process allows for FDA evaluation of a clinical study protocol intended to form the primary basis of an efficacy claim in support of an NDA, and provides an agreement that the study design, including study size, clinical endpoints and/or data analyses are acceptable to the FDA. The response rate, duration of response and safety profile required to support FDA approval are not specified in the PROPEL study protocol and will be subject to FDA review.

About Peripheral T-cell Lymphoma

PTCL comprises a heterogeneous group of aggressive mature T- and NK-cell lymphomas that accounts for approximately 10% to 15% of new non-Hodgkin’s lymphoma (NHL) cases per year in the U.S. The American Cancer Society estimates that 66,000 new cases of NHL will be diagnosed in the U.S. in 2009. The Company estimates the current annual prevalence of PTCL in the U.S. to be approximately 9,500 patients. No pharmaceutical agents are currently approved for use in the treatment of either first-line or relapsed or refractory PTCL. In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment. According to the clinical literature, patients with aggressive PTCL have an overall five-year survival rate of only approximately 25% after first-line therapy.

About Pralatrexate

Pralatrexate is a targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on certain cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s product candidate, pralatrexate, is a targeted antifolate designed to accumulate preferentially in cancer cells. In March 2009, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval to market pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. In May 2009, the FDA accepted the Company’s NDA for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA. In addition, pralatrexate is being evaluated in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types. Allos currently retains exclusive worldwide rights to pralatrexate for all indications. For more information about Allos, visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to play a clinically meaningful role in the treatment of patients with relapsed or refractory PTCL; the potential for pralatrexate to be an effective treatment option for patients with relapsed or refractory PTCL; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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